                                                                     Exhibit 2.1

      AGREEMENT made as of March 11, 2003 by, and between Interferon Sciences, Inc. ("Seller"), and Hemispherx Biopharma, Inc. ("Buyer").

                                   WITNESSETH:

      In consideration of the mutual covenants, agreements, representations and warranties herein contained, and intending to be legally bound, the parties agree as follows:

1. TRANSFER AND CONVEYANCE OF SELLER'S INVENTORY AND LICENSE OF ALFERON N INJECTION

      1.1 Transfer and conveyance of inventory. Subject to the terms and conditions of this Agreement, Buyer, in reliance upon the representations and warranties of Seller made herein and in the schedules annexed hereto, will at the Closing (hereinafter defined), acquire from Seller, and Seller, will at the Closing transfer and convey to Buyer, all inventory as set forth and described on the Exhibit 1.1 - Schedule of Inventory ("Seller's Inventory").

      1.2 License. Subject to the terms and conditions of this Agreement, Buyer, in reliance upon the representations and warranties of Seller made herein and in the schedules annexed hereto, will at the Closing, acquire from Seller, and Seller will at Closing grant to Buyer a limited license for the production, manufacture, use, marketing and sale of ALFERON N Injection ("ALFERON N
License")  in  accordance  with the  ALFERON  N License  Agreement  set forth as
Exhibit 1.2.

      1.3 Encumbrances. The ALFERON N License and Seller's Inventory shall, at the time


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

of  Closing,  be  free  and  clear  of  all  security   interests,   liens,  and
encumbrances, other than those resulting from the acts of Buyer.

      1.4 Employees. At the Closing, Buyer shall offer employment to the Seller's employees listed on Exhibit 1.4 (the "Retained Employees") under the terms set forth therein. Exhibit 1.4 shall also contain a list of Seller's employees (the "Released Employees") which will not be offered employment with the Buyer. At the Closing, Buyer shall pay to Seller an amount equal to eight weeks of salary, at their current rate, for each of the Released Employees.

      1.5 Fee to Interferon Sciences. The Seller has agreed to provide certain services described on Exhibit 1.5 to the Buyer utilizing the employees of the Seller listed on Exhibit 1.5. Buyer shall pay Seller a fee (the "Service Fee") equal to $345,752.22 (subject to adjustment as provided on Exhibit 1.5) for
providing  such  services.   The  Service  Fee  shall  be  payable  as  follows:
$115,250.74 at the Closing, $57,625.37 monthly commencing on the 1st day of the month after the Closing date for a period of four months. In addition, unless an extention of the service arrangement with the Seller has been completed prior to the 5th month anniversary of the Closing, Buyer shall pay the Seller an amount equal to $115,250.74 ( two months of the Service Fee).

      1.6 Consideration. The consideration for Seller's Inventory and Seller's ALFERON N License shall be payable at Closing and shall be (i) 6 % of the net sales of ALFERON N Injection, as described in the ALFERON N Injection License Agreement and (ii) a number of shares (the "Guaranteed Shares") of common stock, par value $.001 per share, of the Buyer (the "Common Stock") with a Market Value of $675,000 and a guaranteed value of $675,000 and an additional 62,5000 shares (the "Unguaranteed Shares") of Common Stock without a guaranteed value. The Market Value shall mean $ 1.59 The Guaranteed Shares and the Unguaranteed Shares are referred


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

to collectively as the " Closing Shares." Exhibit 1.6 sets forth Buyer's obligations with respect to the Guaranteed Shares.

      1.7 Payables of Seller. Exhibit 1.7 sets forth a list of certain outstanding payables of the Seller, which as of March 6, 2003 aggregate $ 408,036.87. Buyer shall pay or make arrangements for the payment of such payables within 15 days of the date hereof. In addition to the payables of the Seller, Buyer shall be obligated to pay any payables incurred after the date hereof by Seller in the ordinary course of business related to the ALFERON N Injection business, the commitments of the Buyer listed on Exhibit 1.7 and any other payables and commitments of the Buyer reasonably related to the ALFERON N Injection business in an amount not to exceed $25,000. With respect to the Buyer's assumption of certain of Seller's liabilities, Buyer may avail itself of any defense which would have been available to Seller with respect to the Seller's payables or commitments. Buyer shall defend, indemnify, and hold Seller harmless against any loss, damage (excluding consequential damages), claim of third parties, actions, suits, demands, judgments, or expense (including reasonable legal fees incurred by Seller as a result of or attributable to failure to pay any payables or commitments described in this Section 1.7.

      1.8 [Not used]

      1.9 Closing. The consummation of the transactions contemplated herein (the "Closing") shall take place promptly after execution of this Agreement. The Closing shall take place at the offices of Buyer's Counsel.

2.    REPRESENTATIONS AND WARRANTIES OF BUYER AND SELLER

      Seller represents and warrants as of the date hereof to Buyer, as follows:


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

      2.1 Corporate organization. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in the State of New Jersey, and has full power and authority to carry on its current business and to own, use, and sell its assets and properties.

      2.2 Corporate authority. Seller's Board of Directors has duly authorized the execution and delivery of this Agreement to Buyer and the carrying out of its provisions.

      2.3 Compliance. Neither the execution and delivery of this Agreement, nor the consummation by Seller of any of the transactions contemplated hereby will result in a breach of any applicable statute or regulation, or of any administrative or court order or decree; nor will such compliance conflict with or result in the breach of any term, provision, covenant or condition of any agreement or other instrument to which Seller is a party or by which it may be bound, or, which with the giving of notice or lapse of time, or both, constitute an event of default thereunder.

      2.4 Litigation. Except for the suit pending in the Superior Court of New Jersey, Chancery Division, Middlesex County and styled, M.D. SASS Municipal
Finance Partners II, L.P. vs. Interferon Sciences, Inc. et al, Case Number F-8653-02 ("Tax Litigation Obligation"), no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation is pending, or to Seller's knowledge is threatened against Seller's Inventory. There is no outstanding judgment, decree, or order against Seller, except as expressly disclosed herein, which affects Seller's Inventory or the granting of the ALFERON N License in any way.

      2.5 Effect of agreement. The terms and conditions of this Agreement and all other instruments and agreements (including the ALFERON N License) to be delivered by Seller to Buyer under the terms of this Agreement are valid, binding, and enforceable against Seller in accordance with their terms, subject only to the applicable bankruptcy, moratorium, and other laws generally affecting the rights and remedies of creditors.

      2.6 Good title. Seller has and shall transfer to Buyer at Closing good and marketable title to Seller's Inventory being sold and transferred hereunder, free and clear of all security interests, encumbrances or liens.

      2.7 Regulatory Action. Other than correspondence with the Federal Food and Drug Administration listed on Exhibit 2.7 (and Exhibit 1.4) and previously delivered to the Buyer and the Tax Litigation Obligation, there is not pending any regulatory action which would have a material adverse effect on the Seller's ability to grant the ALFERON N Injection License or the Seller's Inventory.

      2.8 Due performance. Except for the Tax Litigation Obligation and as described on Exhibit 2.8, Seller has in all material respects performed all obligations required to be performed by it under, and is not in default in any material respect under, or in violation in any material respect of, its Certificate of Incorporation or bylaws or any agreement, lease, mortgage, note, bond, indenture, license, or other documents or undertaking, to which it is a party or by which it is bound, and which may materially effect Seller's Inventory or the ALFERON N License. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any violation or default under any of the instruments referred to in this paragraph.

      Buyer represents and warrants as of the date hereof to Seller, as follows:

      2.9 Organization and Qualification. Buyer is a corporation, validly existing in good standing under the laws of the State of Delaware and has the power and authorization to own its


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

properties and to carry on its business as now being conducted. Buyer is duly qualified as a foreign corporation, to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, prospects or condition (financial or otherwise) of Buyer or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of Buyer to perform its obligations under the Transaction Documents (as defined below).

      2.10 Authorization; Enforcement; Validity. Buyer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents"). The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by Buyer's Board of Directors and no further consent or authorization is required of Buyer's Board of Directors or stockholders. The Transaction Documents have been duly executed and delivered by Buyer. The Transaction Documents constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

      2.11 Capitalization. As of the date hereof, the authorized capital stock of the Buyer


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

consists of 50,000,000 shares of Common Stock, of which as of such date, 32,650,178 shares are issued and outstanding and 8,609,920 shares are reserved for issuance pursuant to the Buyer's stock option and purchase plans (including pursuant to options outstanding as of such date as well as options granted thereafter). All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in
Exhibit 2.11, (A) no shares of the Buyer's capital stock are subject to preemptive rights or any other similar rights (arising under Delaware law, the Buyer's Certificate of Incorporation or By-laws or any agreement or instrument to which the Buyer is a party) or any liens or encumbrances granted or created by the Buyer; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Buyer , or contracts, commitments, understandings or arrangements by which the Buyer is or may become bound to issue additional shares of capital stock of the Buyer or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Buyer (other than any such options, warrants, scrip, rights, calls, commitments, securities, understandings and arrangement outstanding under plans disclosed in the SEC Documents); (C) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Buyer or by which the Buyer is or may become bound; (D) there are no amounts outstanding under, and there will be no amounts due upon termination of, any credit agreement or credit facility; (E) there are no financing statements securing obligations in any amounts greater than $100,000, singly, or $250,000 in the aggregate, filed in connection with the Buyer; (F) there are no agreements or arrangements under which the Buyer is obligated to register


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

the sale of any of their securities under the Securities Act of 1933 except as set forth herein, the Sale of Assets Agreement, dated the date hereof between the Buyer and the Seller; (G) there are no outstanding securities or instruments of the Buyer which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Buyer is or may become bound to redeem a security of the Buyer ; (H) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Closing Shares described in this Agreement; (I) the Buyer does not have any stock appreciation rights or "phantom" stock plans or agreements or any similar plan or agreement; (J) to the Buyer's knowledge, (i) no current or former officer or director who individually owns 1% or more of the Buyer's outstanding capital stock or (ii) other beneficial owner of 5% or more of the Buyer's outstanding capital stock, has pledged shares of the Buyer's capital stock in connection with a margin account or other loan secured by such capital stock; and (K) the Buyer has no liabilities or obligations required to be disclosed in the SEC Documents (as defined herein) but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Buyer's business and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Buyer and its subsidiaries (as that term is defined in the regulations of the Securities Exchange Act of 1934) taken as a whole.

      2.12 Issuance of Securities. The Closing is duly authorized and, upon issuance in accordance with the terms of the applicable Transaction Documents, shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issuance thereof (other than any such taxes, liens and charges created by any Buyer or assignee or transferee), and shall not be subject to pre-emptive rights or other similar rights of shareholders of the Buyer.


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

      2.13 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Buyer or any of its subsidiaries is a party (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect); or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined below)) applicable to the Buyer or any of its subsidiaries or by which any property or asset of the Buyer or any of its subsidiaries is bound or affected. The Buyer is not in violation of any term of or in default under its Certificate of Incorporation, By-laws or their organizational charter or By-laws, respectively. Neither the Buyer nor any of its subsidiaries is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Buyer or its subsidiaries, except where such violations and defaults would not result, either individually or in the aggregate, in a Material Adverse Effect. The business of the Buyer and its subsidiaries is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

      2.14 SEC Documents; Financial Statements. Since January 1, 2001, the Buyer has filed all


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

reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to or on the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of the date of filing of such SEC Documents, each such SEC Document, as it may have been subsequently amended by filings made by the Buyer with the SEC prior to the date hereof, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document. None of the SEC Documents, as of the date filed and as they may have been subsequently amended by filings made by the Buyer with the SEC prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Buyer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).


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

      2.15 Absence of Litigation. Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Buyer or any of its subsidiaries, threatened in writing against the Buyer or any of the Buyer's subsidiaries or any of the Buyer's or the Buyer's Subsidiaries' officers or directors in their capacities as such, that would reasonably be expected to result in judgments against the Buyer or any of its subsidiaries in an amount, individually or in the aggregate, in excess of $250,000.

3.    LIABILITIES

      3.1 Assumption of liabilities.

            (a) Buyer acknowledges that it is acquiring the Seller's Inventory and the Alferon N License hereunder without any assumption of Seller's liabilities, other than the Seller's payables in the amount of $ 408,036.87 listed on Exhibit 1.7, the Seller's commitments on Exhibit 1.7, any payables incurred after the date hereof by Seller in the ordinary course of business related to the ALFERON N Injection business, and any other payables and commitments of the Seller reasonably related to the ALFERON N Injection business in an amount not to exceed $25,000. With respect to the Buyer's assumption of certain of Seller's liabilities, Buyer may avail itself of any defense which would have been available to Seller with respect to the Seller's payables or commitments.

            (b) Seller has paid or will pay or fully provide for all federal and state income and other taxes which relate to the conduct of its business through the date of Closing. There is no pending tax claim or dispute on taxes which might result in a lien against Seller's Inventory or the ALFERON N License, except for the Tax Litigation Obligation.

4.    CLOSING OBLIGATIONS

      4.1 Seller's obligations at closing. At the Closing, Seller shall execute and deliver to Buyer:

            (a) A bill of sale, assignments, certificates of title, license and all other instruments and documents of conveyance and transfer that may be necessary or appropriate to convey and transfer the Seller's Inventory and the ALFERON N License.

            (b) True and complete copies of resolutions of the Seller's Board of Directors approving this Agreement, authorizing the carrying out of all the transactions contemplated herein and the execution and delivery by Seller of all instruments then or thereafter required to do so. Such resolutions shall be certified by the Secretary of Seller.

            (c) The consent validly signed by or on behalf of a majority of the shareholders of Seller entitled to vote consenting to this Agreement and the transactions contemplated hereby.

            (d) All other instruments and documents elsewhere required herein.

            (e) A certificate signed by the President and Seller's Secretary dated the date of Closing, certifying that all Seller's representations and warranties set forth in this Agreement are true and correct in all material respects.

      4.2 Seller's implied obligations. From time to time at Buyer's request and expense, whether at or after the Closing and without further consideration, Seller shall:

            (a) Execute and deliver to Buyer all instruments that are reasonably required to carry out the intent and purpose of this Agreement;

            (b) Deliver to Buyer all other data and papers that are requested to assist in the utilization of the Seller's Inventory and the ALFERON N License; and

            (c) Take all other actions that Buyer may request more effectively to convey and transfer to Buyer, Seller's Inventory and the Alferon N License.

      4.3 Buyer's obligations at Closing. At the Closing, Buyer shall:

            (a) Pay to Seller $115,250.74 representing the first two months of the Service Fee as required by Section 1.5.

            (b) Deliver to Seller a stock certificate of the Buyer representing the Closing Shares as required by Section 1.6.

            (c) Execute and deliver to the Seller a certificate signed by the Chief Executive Officer and the Secretary of the Buyer stating that the representations and warranties of the Buyer are true and correct in all material respects.

            (d) Execute and deliver to the Seller a certificate signed by the Secretary of the Buyer certifying as to (i) the Certificate of
      Incorporation of the Buyer, (ii) the By-laws of the Buyer, (iii) the adoption of corporate resolutions adopted by the Board of Directors of the Buyer approving this Agreement and the transactions contemplated hereby and (iv) the incumbency of the officers of the Buyer executing this Agreement and the certificates of the Buyer.

5.    COVENANTS OF THE BUYER

      During the term of the ALFERON N License Agreement, Buyer agrees to use its reasonable best efforts to exploit the sales of ALFERON N Injection.

6.    MISCELLANEOUS

      6.1 Brokerage. Seller and Buyer each represent to the other that they have not entered into any other agreement or incurred any obligation in connection with this transaction which might result in the obligation to pay a brokerage commission. Each party shall indemnify and shall hold the other party harmless from and against any claim or demand by any broker or other person for bringing about this Agreement who claims to have dealt with such indemnifying party, including all expenses incurred in defending such claim or demand (including reasonable attorneys fees).

      6.2 Indemnification. Each party to this Agreement shall defend, indemnify, and hold such other party to this Agreement harmless against any loss, damage (excluding consequential damages), claim of third parties, actions, suits, demands, judgments, or expense (including reasonable legal fees) (collectively referred to as the "Damages") actually incurred by such other party as a result of or attributable to any misrepresentation or breach of any representation or warranty given or made by such other party. For a period of two years from the date hereof, Seller will hold Buyer harmless against all claims for products, services, and professional liability against Seller arising out of sales of products or services rendered by Seller before Closing. Buyer will hold Seller harmless against all claims for products, services, and professional liability against Buyer arising out of sales of products or services rendered by Buyer after Closing. Notwithstanding anything to the contrary contained herein, neither party to this Agreement shall have any liability to the other party to this Agreement under this Section 6.2, unless the aggregate Damages incurred by such party exceeds $250,000 and only to the extent of the amount in excess of $250,000. In addition, neither party to this Agreement shall commence any action against the directors, officers, shareholders or individual employees of the other party to this Agreement.

      6.3 Entire agreement; modification. This Agreement supersedes all prior agreements and constitutes the entire agreement between the parties hereto with regard to the subject matter hereof.

It may not be amended or modified except by an instrument executed by both parties.

      6.4 Notices and communications. Any notice, request, instruction, or other document to be delivered hereunder shall be deemed sufficiently given if in writing and delivered personally, sent by facsimile transmission, or mailed by certified mail, postage prepaid, if to Buyer, addressed to Buyer:

                         William A. Carter, M.D., CEO
                         Hemispherx Biopharma, Inc.
                         One Penn Center
                         1617 JFK Blvd.
                         Philadelphia, Pennsylvania 19103

and if addressed to Seller:

                         Interferon Sciences, Inc.
                         783 Jersey Avenue
                         New Brunswick, New Jersey  08901
                         Attn: Chief Executive Officer

unless in each case Buyer or Seller has notified the other in writing of a different address.

      6.5 Non-Waiver. No delay or failure by either party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

      6.6 Headings in the Agreement are for convenience and reference only and shall not be used to interpret or construe its provisions.


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

      6.7 Governing law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

      6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      6.9 Binding effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns.

      6.10 Survival of representations and warranties. Except as otherwise expressly limited in this Agreement or the Schedules annexed, the Seller's representations and warranties extended hereunder shall survive the Closing for a period of 12 months.

      6.11 Expenses. Except as otherwise expressly provided herein, each party shall pay all of its own expenses incidental to the negotiation and preparation of the documentation and financial statements relating to this Agreement. However, if Buyer requires financial statements of Seller (for inclusion in Buyer's financial statements or any other purpose) and such financial statements are the same as those included in Seller's Annual Report on Form 10-K for the year ended December 31, 2002, Seller shall provide such financial statements to the Buyer and Buyer and Seller shall equally share Seller's costs in preparing such financial statements. In addition, if Buyer requires financial statements of Seller (for inclusion in Buyer's financial statements or any other purpose) and such financial statements are not the same as those included in Seller's Annual Report on Form 10-K for the year ended December 31, 2002, the costs of preparation of Seller's financial statements shall be borne by Buyer.

      6.12 Payment of taxes. All fees, costs, charges, and expenses payable to any federal, state, or municipal authority, including, without limitation, all filing fees, documentary stamps, and


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

transfer, sales and other taxes required to be paid, or imposed in connection with the transfer of the Seller's Assets under the terms of this Agreement, if any, shall be paid by Seller. All fees, costs, charges, and expenses payable to any federal, state, or municipal authority, including, without limitation, all filing fees, documentary stamps, and transfer, sales and other taxes required to be paid, or imposed in connection with the issuance of the Closing Shares shall be borne by Buyer.

      6.13 Assignment. Except as may otherwise be expressly provided herein, neither party may assign any right, obligation, or liability arising hereunder without the other party's prior written consent, provided, however, that the Seller may assign its rights to the Closing Shares to a party which agrees to the terms (including the limitation on the number of shares which may be sold) of the Closing Shares. Any other such assignment or attempted assignment shall be null and void.

      In witness whereof the parties have caused this Agreement to be duly executed on the date first above written.

Seller:  Interferon Sciences, Inc.

         By:    /s/ Lawrence Gordon
            ----------------------------------

Buyer:   Hemispherx Biopharma, Inc.

         By:    /s/ William A. Carter
            ----------------------------------


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

The following exhibits to this agreement have not been filed herewith:

Exhibit 1.1 -  Schedule of Inventory
Exhibit 1.2 -  ALFERON N License Agreement
Exhibit 1.4 -  Seller's employees to be retained by the Company
Exhibit 1.5 -  services to be provided by Seller to the Buyer utilizing the employees of the Seller
Exhibit 1.6 -  Buyer's obligations with respect to the Guaranteed Shares
Exhibit 1.7 -  List of certain outstanding payables of the Seller to be paid by
               Buyer
Exhibit 2.7 -  certain correspondence with the Federal Food and Drug
               Administration
Exhibit 2.8 -  Seller's Tax Litigation Obligation
Exhibit 2.11 - certain information about the capitalization of Buyer

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